UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALYXOR CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	7371	37-2235122
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1309 Coffeen Avenue STE 1200 Sheridan, WY 82801

Tel: (839) 216-7531

(Address and telephone number of registrant's principal executive office)

REGISTERED AGENTS, INC.

30 N GOULD ST STE R SHERIDAN, WY 82801

Tel: (307) 200-2803

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒	Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered (1)	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock	5,000,000	0.06	300,000	$27*

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

*- Amount of registration fee was previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

The information in this prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. There is no minimum purchase requirement for the offering to proceed.

TALYXOR CORPORATION

5,000,000 SHARES OF COMMON STOCK

$0.06 per share

This is the initial offering of common stock of Talyxor Corporation and no public market currently exists for the securities being offered. We are registering for sale a total of 5,000,000 shares of common stock at a fixed price of $0.06 per share to the general public in best-efforts offering. We estimate our total offering registration costs to be approximately $11,000. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The offering is being conducted on a self-underwritten, best-efforts basis, which means our President, Yesica Carvajal Caicedo, will attempt to sell the shares. We are making this offering without the involvement of underwriters or broker-dealers.

Yesica Carvajal Caicedo, our chief executive officer, owns 100% of the outstanding shares of common stock. As a result, she will have the power to determine the outcome of most stockholder matters, such as the sale of all or substantially all of our assets and amendments to our Articles of Incorporation. Assuming the sale of 5,000,000 shares in this offering, Ms. Carvajal Caicedo will beneficially own 2,000,000 shares, representing approximately 28.57% of our outstanding common stock following the offering. As a result, she will not own a majority of our outstanding common stock following the maximum offering; however, she will remain a significant stockholder and may be able to exert significant influence over matters submitted to stockholders for approval. If fewer shares are sold, Ms. Carvajal Caicedo ’s ownership percentage will be higher, and if we sell fewer than 2,000,000 shares, she would continue to own a majority of the outstanding common stock and could control the outcome of most stockholder matters.

This is a primary offering by the Company. This Prospectus will permit Ms. Carvajal Caicedo to sell the shares directly to the public on behalf of the Company, with no commission or other remuneration payable to her for any shares she may sell. The Company is offering all 5,000,000 shares registered under this prospectus, and the Company will receive all proceeds from the sale of those shares. Ms. Carvajal Caicedo is not offering or selling any of the 2,000,000 shares of common stock that she personally owns and will not receive any commissions or other transaction-based compensation for her participation in this offering. The Company is conducting the offering without an underwriter or participating broker-dealer. The shares will be offered at a fixed price of $0.06 per share for a period of two hundred and forty (240) days from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (240 days from the effective date of this prospectus), (ii) the date when the sale of all 5,000,000 shares is completed, (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior to the completion of the sale of all 5,000,000 shares registered under the Registration Statement of which this Prospectus is part.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officer and sole director will be solely responsible for selling shares under this offering and no commission will be paid on any sales.

Talyxor Corporation is a development stage company and has recently started its operations. We do not have sufficient capital to fully commence operations. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford the loss of your investment. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

See "Risk Factors" for a discussion of certain information that should be considered in connection with an investment in the common stock offered hereby.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on OTC Markets Group's platforms. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Talyxor Corporation is not a blank check company. We have no plans, arrangements, commitments or understandings to engage in a merger with or acquisition of another company.

Management believes that we are not a “shell company” as defined in Rule 12b-2 under the Exchange Act because we have commenced substantive business operations. Since our incorporation, we have developed our business plan, entered into a website-development agreement, developed and launched our corporate website, conducted market and product research and begun developing our planned product. Nevertheless, the SEC could determine that we have no or nominal operations or no or nominal non-cash assets and therefore constitute a “shell company” as defined in Rule 12b-2 under the Exchange Act. Being classified as a shell company would impose restrictions on the availability of Rule 144 for resales of our restricted securities and could adversely affect the development of a market for our common stock.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” before buying any shares of Talyxor Corporation’s common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2026

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	18
PLAN OF OPERATION	20
DESCRIPTION OF BUSINESS	26
LEGAL PROCEEDINGS	31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS	31
EXECUTIVE COMPENSATION	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
PLAN OF DISTRIBUTION	35
DESCRIPTION OF SECURITIES	37
INDEMNIFICATION	38
INTERESTS OF NAMED EXPERTS AND COUNSEL	38
EXPERTS	38
AVAILABLE INFORMATION	38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	39
INDEX TO THE FINANCIAL STATEMENTS	40

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus is not an offer to sell or buy any shares in any state or other jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained in this prospectus.

PROSPECTUS SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Talyxor Corporation” refers to Talyxor Corporation. The following summary does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

TALYXOR CORPORATION

The Company was incorporated in Wyoming on May 8, 2026. We are a development-stage technology company focused on developing AI-powered travel intelligence services designed to support traveler adaptation, travel recovery, and travel readiness. The net proceeds from this offering are intended to support the growth of our operations (see “Description of Business” and “Use of Proceeds”). According to our current plan of operations, we expect to require approximately $75,000 in gross proceeds over the next twelve months to carry out our business strategy. There can be no assurance that we will generate material revenue within the first year following this offering, or at any time in the future. As a development stage company, we have not yet established a significant operating history. If revenues are not sufficient, we anticipate that at least $11,000 of additional financing may be necessary to meet our ongoing SEC reporting obligations. Our current registration address is 1309 Coffeen Avenue STE 1200 Sheridan, WY 82801. This address is used to provide mail forwarding services. The Company does not maintain a physical corporate office in the United States. The Company’s day-to-day business operations are conducted primarily in Spain. Our telephone number is (839) 216-7531.

From our inception on May 8, 2026, through the date of this filing, the Company is in the early stages of developing its business. Our audited financial statements for the period from May 8, 2026 (inception) to June 30, 2026 report revenue of $0, operating expenses of $6,714, a net loss of $6,714, and a cash balance of $0 as of June 30, 2026. As of June 30, 2026, we had total assets of $19,000, consisting entirely of capitalized website development costs, total liabilities of $17,714 and total stockholder’s equity of $1,286. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph raising substantial doubt regarding our ability to continue as a going concern. To date, we have developed our business plan, launched our website at https://talyxor.com, and issued 2,000,000 shares of our common stock to our sole officer and director in a private placement for aggregate consideration of $8,000. No cash was received by us in this transaction; the consideration was applied in settlement of $8,000 of amounts payable to our website developer.

Yesica Carvajal Caicedo, our chief executive officer, owns 100% of the outstanding shares of common stock. As a result, she will have the power to determine the outcome of most stockholder matters, such as the sale of all or substantially all of our assets and amendments to our Articles of Incorporation.

As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our securities will ever develop.

Proceeds from this offering are required for us to proceed with our business plan over the next twelve months. We estimate that we will need approximately $75,000 in gross proceeds to carry out our proposed operations for one year, although there is no minimum offering amount. If we are unable to obtain $75,000 in gross offering proceeds, our business may fail. Since we are presently in the development stage of our business, we can provide no assurance that we will successfully sell any products or services related to our planned activities.

THE OFFERING

The Issuer:

TALYXOR CORPORATION

Securities Being Offered:

5,000,000 shares of common stock.

Price Per Share:

$0.06 per share.

Duration of the Offering:

The shares will be offered for a period of two hundred and forty (240) days from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (240 days from the effective date of this prospectus), (ii) the date when the sale of all 5,000,000 shares is completed, (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior to the completion of the sale of all 5,000,000 shares registered under the Registration Statement of which this Prospectus is part.

Gross Proceeds:

$300,000

Securities Issued and Outstanding:

There are 2,000,000 shares of common stock issued and outstanding as of the date of this prospectus, held by our sole officer and director, Yesica Carvajal Caicedo.

If we are successful at selling all the shares in this offering, we will have 7,000,000 shares issued and outstanding.

Subscriptions:

All subscriptions once accepted by us are irrevocable.

Registration Costs:

We estimate our total offering registration costs to be approximately $11,000.

Risk Factors:

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

There is no assurance that we will raise the full $300,000 as anticipated and there is no guarantee that we will receive any proceeds from the offering.

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the period from May 8, 2026 (Inception) to June 30, 2026:

Financial Summary	June 30, 2026 (Audited)
Cash and Deposits	$-
Total Assets	$19,000
Total Liabilities	$17,714
Total Stockholder’s Equity	$1,286

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Because our auditors have expressed a going concern, there is significant uncertainty about our ability to continue operations, and you could lose your investment.

Our auditors have issued a going concern opinion, which indicates substantial doubt regarding our ability to remain in business during the next twelve months. As of June 30, 2026, we had no cash, a working capital deficit of $17,714 and an accumulated deficit of $6,714, and we have not generated any revenue since inception. The financial statements do not include any adjustments that might result from this uncertainty. If we are unable to continue operations, we may be forced to cease business activities and you could lose your entire investment.

We are an early-stage company with a relatively short operating history. We expect to incur significant operating expenses going forward and may incur losses in future periods.

We were incorporated on May 8, 2026, and we have commenced organizational and development activities, our planned product has not yet been commercially launched. While we have begun our business operations, there is no basis to determine whether our business will ultimately be successful. Investors should recognize the challenges typically faced by newly formed companies and the high rate of failure associated with such enterprises. Our prospects must be evaluated in light of the obstacles, costs, uncertainties, and potential delays related to the operations we intend to pursue. These may include, among other things, unexpected difficulties in generating sufficient cash flow to sustain our business, as well as expenses and obligations that could exceed our projections. We anticipate that operating costs will continue to rise while revenues may remain insufficient, which could result in losses in future periods. If our business plan does not prove effective, we may be forced to cease operations. Given our short history, there is no reliable basis to assume we will generate meaningful revenues or achieve profitability. Failure to overcome these risks would likely result in the failure of our business.

To date, we have developed our business plan, launched our website at https://talyxor.com and issued 2,000,000 shares of our common stock to our sole officer and director in a private placement for aggregate consideration of $8,000. No cash was received by us in this transaction; the consideration was applied in settlement of $8,000 of amounts payable to our website developer. On June 1, 2026, we entered into a Website Development Agreement. The website development was completed on June 23, 2026.

We may be considered a shell company, which would restrict the use of Rule 144 and could adversely affect the liquidity of our common stock.

We were recently organized, have generated no revenue, have no employees and had no cash as of June 30, 2026. Our assets as of that date consisted of $19,000 of capitalized website-development costs. Although we have commenced activities related to our planned business, the SEC could determine that our operations or non-cash assets are nominal and that we therefore constitute a “shell company” under Rule 12b-2 of the Exchange Act.

If we are deemed to be a shell company or a former shell company, holders of our restricted securities generally will not be able to rely on Rule 144 unless the conditions of Rule 144(i) have been satisfied. These restrictions may reduce the liquidity of our restricted securities, make it more difficult for our stockholders to resell their shares and adversely affect the development of a public market for our common stock.

Our initial product is still under development, and we may not successfully complete or commercialize it.

Our initial flagship product, the Adaptation Assistant, is currently under development and has not yet been commercially launched. We may encounter technical, development, financial or other difficulties that could delay or prevent the completion and commercialization of the product. Even if we successfully complete development, there can be no assurance that the product will perform as expected, attract customers, achieve market acceptance or generate sufficient revenues. If we are unable to successfully develop and commercialize our product, our business, financial condition and results of operations would be materially adversely affected.

We have not generated revenue and may incur losses for the foreseeable future.

We have not generated revenue from our planned products and have not achieved profitability. We expect to incur expenses related to product development, technology, marketing, professional services, regulatory compliance and other operating activities. We may continue to incur losses in future periods, and there can be no assurance that we will achieve or maintain profitability in the future.

Our planned products may not achieve market acceptance, which could prevent us from generating revenue.

Our business depends on our ability to develop products that address the needs of travel technology companies, airlines, hospitality providers, corporate travel organizations and other potential customers. Because our products have not yet been commercially launched, we have limited or no information regarding customer demand, market acceptance or the willingness of potential customers to pay for our services. There can be no assurance that our planned products will achieve market acceptance or that we will be able to obtain and retain customers.

We are entirely dependent on the proceeds of this offering to expand our operations, and such funds may not be sufficient to generate meaningful revenues or achieve profitability. Additional financing may be required but may not be available.

We are dependent on the proceeds of this offering to fund our planned operations and working capital needs as outlined in the “Plan of Operation” section. As of June 30, 2026, we had generated no revenue and there is no assurance that available funds will be sufficient to achieve meaningful revenues or sustain profitability. We may require additional capital to reach a sustainable level of sales that can support ongoing operations through revenues. There is no assurance that any additional financing will be available, or if it is available, that it will be on terms acceptable to us.

We require approximately $75,000 in gross offering proceeds to carry out our proposed operations for one year. If we are unable to raise this amount, or if funds run short before financing is obtained, our sole officer and director has committed to advance funds to cover professional fees, including those related to this registration statement, as well as operating expenses. On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations. Beyond the first year, additional financing may be necessary. If revenues are insufficient, we estimate that at least $11,000 of additional funding will be required to meet ongoing SEC reporting obligations.

If we succeed in raising funds from this offering, we intend to proceed with activities to further our operations. However, investors should be aware that there can be no assurance we will raise enough capital to pursue our business plan as outlined in our plan of operations.

We have not yet generated revenue from our planned products and may not be able to generate revenue in the future.

Our initial products, including the Adaptation Assistant, are currently under development and have not yet been commercially launched. Accordingly, we have not generated revenue from our planned products and have limited information regarding market demand, customer acceptance, pricing, or our ability to successfully commercialize these products. We may encounter difficulties in completing development, launching our products, attracting customers, or establishing and maintaining a commercially viable business model. There can be no assurance that our planned products will achieve market acceptance or that we will be able to generate sufficient revenue to support our operations. If we are unable to successfully commercialize our planned products and generate revenue, we may be required to obtain additional financing or reduce or discontinue our operations.

We rely heavily on one key individual, and the loss of this person could materially and adversely impact our business.

At present, we have no employees. Our sole officer and director is responsible for overseeing all aspects of our operations. The loss of this individual would likely have a serious negative impact on our company and could cause our business to fail. To date, our officer has not received compensation for her services, and it is unlikely that any compensation will be paid unless and until we generate meaningful revenues. There is strong competition for qualified personnel, and there can be no assurance that we will be able to attract and retain skilled individuals on terms favorable to us. The loss of our officer’s services could hinder the execution of our business plan. If such a loss were to occur, we cannot provide assurance that we would be able to secure adequate replacement personnel.

We do not have an employment agreement with our officer, nor do we maintain any key person life insurance. We do not anticipate entering into such an agreement or obtaining key person insurance in the near future.

Our sole officer and director has no prior experience managing a public company, which is necessary to establish and maintain proper disclosure controls and internal control over financial reporting.

We have never operated as a public company. Our sole officer and director lacks experience in managing a public reporting company, including establishing and maintaining disclosure controls and procedures and internal control over financial reporting. As a result, even if our business operations are successful, we may encounter difficulties operating as a public company. We intend to comply with all applicable rules and regulations required of a public reporting company with the Securities and Exchange Commission. However, if we are unable to operate effectively as a public company, your investment could be materially and adversely affected.

We have short experience in business operations, sales, and marketing within the travel technology industry.

Our primary focus is on developing and, once commercially launched, offering subscription-based SaaS applications and travel technology solutions designed to improve traveler well-being, optimize adaptation to new environments, and enhance performance during domestic and international travel. Our initial product, the Adaptation Assistant, is currently under development and has not yet been commercially launched. As a result, we have no experience in assessing customer demand, establishing pricing, acquiring and retaining customers, developing industry partnerships, and competing effectively within the travel technology market. Our ability to successfully execute our business plan will depend substantially on the efforts of our sole officer and director and our ability to develop the necessary operational, sales, marketing, and technical capabilities. There can be no assurance that our marketing and sales efforts will be successful, that we will be able to attract and retain customers, or that our planned products will achieve market acceptance. If we are unable to develop sufficient operational, sales, and marketing capabilities, our ability to commercialize our products and generate revenue could be materially and adversely affected.

We operate in a competitive market, which may limit our ability to gain market share and could negatively impact our financial performance.

The travel technology and artificial intelligence markets are competitive and rapidly evolving. We expect to compete with established travel technology companies, travel platforms, airlines, hospitality providers, wellness and sleep technology companies, and other businesses developing solutions related to travel optimization, traveler well-being, and artificial intelligence. Many of our current and potential competitors may have greater financial, technical, marketing, operational, and other resources than we do and may have more established relationships with customers and industry partners. As our planned products are still under development and have not yet been commercially launched, we may face additional challenges in establishing our brand, attracting customers, and gaining market acceptance. Our competitors may also develop products or technologies that are more effective, less expensive, or more widely accepted than our planned products. If we are unable to compete successfully and differentiate our products, we may be unable to gain sufficient market share or generate meaningful revenues, which could materially and adversely affect our business, financial condition, and results of operations.

Some of our competitors may use their financial strength to dominate the market, which could reduce our ability to generate revenues.

Certain competitors may be significantly larger and better funded than we are. These companies may have the financial and operational resources to expand or strengthen their market position, which could limit our ability to generate sufficient revenues to cover operating expenses. Their greater resources may allow them to outspend us in key areas such as innovation, marketing, recruitment of talent, and customer acquisition and retention efforts. As a result, we may encounter difficulties in sustaining our competitive position within the industry.

Our use of artificial intelligence and proprietary algorithms may expose us to technological, regulatory and other risks.

Our planned services are expected to incorporate artificial intelligence and proprietary algorithms, which may be subject to technological limitations, errors, inaccuracies, biases, or unexpected results. In addition, competitors may develop technologies that are more effective than ours, which could reduce the competitiveness of our services. Any of these risks could adversely affect our ability to develop, commercialize, and successfully operate our services and could negatively impact our business, financial condition, and results of operations.

Our marketing and sales efforts may not generate sufficient customer interest in our planned products.

As a small company with limited financial resources, we may be unable to devote sufficient funds to marketing and promotional activities. Our limited marketing efforts may make it difficult to attract and retain customers and build awareness of our services. If we are unable to attract a sufficient number of customers, we may not achieve or maintain profitability, which could adversely affect our financial condition and may require us to reduce, suspend, or discontinue our operations.

Because all of our outstanding common stock is owned by our sole officer and director, minority stockholders may have little or no ability to influence company decisions, and conflicts of interest could arise in the future.

Since our sole officer and director currently holds all of our issued and outstanding common stock, she has complete control over the management and affairs of the company. As a result, other stockholders will have limited, if any, influence on matters requiring stockholder approval. This concentration of ownership could lead to potential conflicts of interest between our sole officer and director and future minority stockholders.

Our executive officer does not reside in the United States. The U.S. stockholders would face difficulty in effecting service of process against our officer.

Our executive officer does not reside in the United States. The U.S. stockholders would face difficulty in:

a.	effecting service of process within the United States on our officer;
b.	enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the officer;
c.	enforcing judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in foreign courts against our officer; and
d.	bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against our officer.

Our Chief Executive Officer, Ms. Carvajal Caicedo, is a resident of Barcelona, Spain.

As of June 30, 2026, we had no cash and had not yet opened a bank account. Our intangible assets primarily consist of our company website and related intellectual property, which are maintained outside the United States.

We do not currently maintain any material tangible assets in the United States or elsewhere.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

a.	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
b.	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;
c.	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
d.	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues is $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates is $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may continue to be subject to reduced reporting requirements as a smaller reporting company even if we no longer qualify as an emerging growth company.

As long as we qualify as an Emerging Growth Company (EGC), we are permitted to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not EGCs. However, even if we no longer qualify as an EGC, we may continue to be considered a "smaller reporting company" as defined by the SEC. As a smaller reporting company, we will be subject to reduced reporting requirements so long as we maintain this status, including, but not limited to:

a.	reduced financial statement and executive compensation disclosure in our SEC filings;
b.	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
c.	simplified disclosure obligations regarding our executive compensation arrangements.

These reduced reporting requirements may make our common stock less attractive to investors and could make it more difficult for us to raise additional capital as and when needed. Investors may find our common stock less attractive if we rely on these reduced reporting requirements, which could result in a less active trading market for our common stock and greater stock price volatility.

If we fail to establish and maintain an effective system of internal control or disclosure controls and procedures are not effective, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires us to evaluate and report on our internal controls over financial reporting and, depending on our future growth, may require our independent registered public accounting firm to annually attest to our evaluation, as well as issue its own opinion on our internal controls over financial reporting. The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need may become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price.

RISKS ASSOCIATED WITH THIS OFFERING

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have an application filed for admission to quotation of our securities on the OTC Markets Group's platforms after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Markets Group's platforms or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Because the offering price has been arbitrarily set by the company, you may not realize a return on your investment upon resale of your shares.

The offering price and other terms and conditions relative to the Company’s shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective financial criteria. Additionally, as the Company was formed on May 8, 2026, and has no revenue, the price of the offered shares is not based on its past earnings, and no investment banker, appraiser, or other independent third party, has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares, as such our stockholders may not be able to receive a return on their investment when they sell their shares of common stock.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through through the efforts of Yesica Carvajal Caicedo, our President and sole director, who will receive no commissions. There is no guarantee that she will be able to sell any of the shares. Unless she is successful in receiving the proceeds in the amount of $300,000 from this offering, we may have to seek alternative financing to implement our business plan.

The company's investors may suffer future dilution due to issuances of shares for various considerations in the future.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock, par value $0.001 per share, of which 2,000,000 shares are currently issued and outstanding. If we sell the 5,000,000 shares being offered in this offering, we would have 7,000,000 shares issued and outstanding. As discussed in the “Dilution” section below, the issuance of the shares of common stock described in this prospectus will result in substantial dilution in the percentage of our common stock held by our existing stockholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing stockholders acquired their shares at a cost of $0.004 per share, a cost per share substantially less than that which you will pay for the shares you purchase in this offering. Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $0.06 you pay for them. Upon completion of the offering, the net tangible book value of your shares will be less than what you paid for them.

Our president, Ms. Carvajal Caicedo does not have any prior experience offering and selling securities, and our offering does not require a minimum amount to be raised. As a result of this we may not be able to raise enough funds to sustain our business and investors may lose their entire investment.

Ms. Carvajal Caicedo does not have any experience conducting a securities offering. Consequently, we may not be able to raise any funds successfully. Also, the best-effort offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Our inability to successfully conduct a best-effort offering could be the basis of your losing your entire investment in us.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without sufficient revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is $11,000 which will be paid from offering proceeds. If the offering proceeds are less than registration cost, we will have to utilize funds from Yesica Carvajal Caicedo, our sole officer and director, who has committed to loan the company funds to complete the registration process. On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $11,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTC Markets Group's platforms.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Our reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, may be suspended automatically if we have fewer than 300 stockholders of record on the first day of our fiscal year.

We will not register our common stock under Section 12(g) of the Securities Exchange Act of 1934. Therefore, we will not be subject to the Commission’s proxy, tender offer, and short swing insider trading rules for Section 12 registrants and our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 stockholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we would only be required to file an annual report for the twelve months after this prospectus is declared effective by the SEC.

Accordingly, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations. If our obligation to file reports under Section 15(d) is suspended it may decrease our common stock’s liquidity, if any, affecting your ability to resell our common stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

USE OF PROCEEDS

Our offering is being made on a self-underwritten and “best-efforts” basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.06. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $300,000 as anticipated and there is no guarantee that we will receive any proceeds from the offering.

Description	If 25% shares sold	If 50% shares sold	If 75% shares sold	If 100% shares sold
Gross proceeds	$75,000	$150,000	$225,000	$300,000
Offering expenses	11,000	11,000	11,000	11,000
Net proceeds	64,000	139,000	214,000	289,000
Product Development	25,000	50,000	75,000	100,000
Software Infrastructure, Hosting and APIs	5,000	15,000	25,000	35,000
Marketing and Customer Acquisition	10,000	25,000	40,000	55,000
General Working Capital and Administrative Expenses	24,000	49,000	74,000	99,000
Total	64,000	139,000	214,000	289,000

The above figures represent only estimated costs. The estimated cost of this registration statement is $11,000 which will be paid from offering proceeds. If offering proceeds are insufficient to pay these expenses or fund our planned operations, we may request advances under our related-party loan agreement. On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. As of June 30, 2026, Ms. Carvajal Caicedo had advanced $214 by paying Company formation expenses directly to a third-party vendor, leaving $99,786 available under the agreement.

We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations. Also, these loans would be necessary if the proceeds from this offering will not be sufficient to implement our business plan and maintain reporting status and quotation on the OTC Markets Group's platforms when and if our common stock becomes eligible for trading on the OTC Markets Group's platforms. Ms. Carvajal Caicedo will not receive any commission or other transaction-based compensation in connection with this offering. Repayment of loan advances will be governed by the loan agreement. Ms. Carvajal Caicedo will be repaid from revenues of operations if and when we generate sufficient revenues to pay the obligation.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our lack of cash resources, the amount of money we estimate we would need to implement our business plan, and the price of $0.004 per share paid by our sole officer and director for her shares. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

The historical net tangible book value as of June 30, 2026 was $(17,714), or approximately $(0.01) per share. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2026. Our total assets of $19,000 as of June 30, 2026 consisted entirely of capitalized website development costs, which are intangible assets and are therefore excluded from the calculation of net tangible book value; as a result, our historical net tangible book value was negative.

After giving effect to the sale of all 5,000,000 shares offered hereby at the offering price of $0.06 per share, and after deducting estimated offering expenses of $11,000 (of which $1,500 was accrued as of June 30, 2026 and is already reflected in our historical net tangible book value), our pro forma net tangible book value as of June 30, 2026 would have been $272,786, or approximately $0.0390 per share. This represents an immediate increase in net tangible book value of $0.0478 per share to our existing stockholder and an immediate dilution of $0.0210 per share, or 35.00%, to investors purchasing shares in this offering. If we sell fewer than all of the shares offered, the dilution to new investors will be greater, as shown in the table below.

The following table sets forth as of June 30, 2026, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses payable by us, assuming a purchase price in this offering of $0.06 per share of common stock.

Percent of Shares Sold from Maximum Offering Available	25%	50%	75%	100%
Offering price per share	$0.06	$0.06	$0.06	$0.06
Post offering net tangible book value	47,786	122,786	197,786	272,786
Post offering net tangible book value per share	0.0147	0.0273	0.0344	0.0390
Pre-offering net tangible book value per share	(0.0089)	(0.0089)	(0.0089)	(0.0089)
Increase (Decrease) in net tangible book value per share after offering	0.0236	0.0361	0.0433	0.0478
Dilution per share	0.0453	0.0327	0.0256	0.0210
% dilution	75.50%	54.50%	42.67%	35.00%
Capital contribution by purchasers of shares	75,000	150,000	225,000	300,000
Capital Contribution by existing stockholders	8,000	8,000	8,000	8,000
Percentage capital contributions by purchasers of shares	90.36%	94.94%	96.57%	97.40%
Percentage capital contributions by existing stockholders	9.64%	5.06%	3.43%	2.60%
Gross offering proceeds	75,000	150,000	225,000	300,000
Anticipated net offering proceeds	64,000	139,000	214,000	289,000
Number of shares after offering held by public investors	1,250,000	2,500,000	3,750,000	5,000,000
Total shares issued and outstanding	3,250,000	4,500,000	5,750,000	7,000,000
Purchasers of shares percentage of ownership after offering	38.46%	55.56%	65.22%	71.43%
Existing stockholders percentage of ownership after offering	61.54%	44.44%	34.78%	28.57%

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

a.	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
b.	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;
c.	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
d.	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
e.	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues is $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates is $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We had no cash as of June 30, 2026, and we had not yet opened a bank account as of that date. We believe our cash resources are not sufficient to fund our planned operations for the next twelve months without additional financing or offering proceeds. We have been utilizing and may utilize funds from Yesica Carvajal Caicedo, our Chairman and President. On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations. If the offering proceeds and any discretionary financial support from Ms. Carvajal Caicedo are insufficient to fund our operations over the next 12 months, we may reduce or defer planned expenditures, seek additional financing through equity and/or debt financings or other sources, or suspend operations. Beyond the next 12 months, if we are unable to generate revenues or obtain additional financing, we may be required to significantly curtail or cease our operations.

As of June 30, 2026, Ms. Carvajal Caicedo had advanced to us $214 under the loan agreement, representing legal fees for the formation of the Company that she paid directly to a third-party vendor on our behalf. This amount is unsecured and non-interest bearing and remained outstanding as of June 30, 2026. Separately, on June 29, 2026, we issued 2,000,000 shares of our common stock to Ms. Carvajal Caicedo at $0.004 per share for aggregate consideration of $8,000, which was applied in settlement of $8,000 of amounts payable to our website developer; no cash was received by us in this transaction. In order to implement our plan of operations for the next twelve-month period, we require approximately $75,000 in gross offering proceeds from this offering. Being a development stage company, we have very short operating history, and we do not currently have any arrangements for additional financing. Our current registration address is 1309 Coffeen Avenue STE 1200 Sheridan, WY 82801. This address is used to provide mail forwarding services. The Company does not maintain a physical corporate office in the United States. The Company’s day-to-day business operations are conducted primarily in Spain. Our phone number is (839) 216-7531.

We are a development stage company. Our full business plan entails activities described in the Plan of Operation section below. Long term financing beyond the maximum aggregate amount of this offering may be required to expand our business. The exact amount of funding will depend on the scale of our development and expansion. We do not currently have planned our expansion, and we have not decided yet on the scale of our development and expansion and on the exact amount of funding needed for our long-term financing. If we do not generate sufficient revenue, we may need a minimum of $11,000 of additional funding at the end of the twelve-month period described in our “Plan of Operation” below to maintain a reporting status.

Our independent registered public accountant has issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months unless we obtain additional capital to pay our bills.  We have not generated any revenue since inception. There is no assurance we will ever reach that stage. We are a development-stage company and have not yet commercially launched our Adaptation Assistant. We expect to incur expenses related to product development, technology infrastructure, marketing, professional services, SEC reporting and compliance, and other general and administrative activities.

To meet our need for cash we are attempting to raise money from this offering. If we are unable to successfully find customers we may quickly use up the proceeds from this offering and will need to find alternative sources. If we experience a shortage of funds prior to funding from this offering, we may utilize funds from Yesica Carvajal Caicedo, our sole officer and director, who has agreed to advance funds to allow us to pay for professional fees, including fees payable in connection with the filing of this registration statement and operating expenses. On May 8, 2026 we entered into an interest-free loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years. We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations.

Even if we raise $300,000 from this offering, we may need more funds for ongoing business operations after the first year, and would have to obtain additional funding.

PLAN OF OPERATION

Overview

We are a development-stage technology company focused on developing AI-powered travel intelligence services. We were incorporated in the State of Wyoming on May 8, 2026. Since incorporation, our activities have primarily involved strategic planning, website development, and preparation for the development and commercialization of our planned products.

Our initial flagship product, the Adaptation Assistant, is currently under development and has not yet been commercially launched. The service is being designed to provide personalized travel adaptation recommendations and analytics intended to help users better manage travel across multiple time zones, including sleep schedules, jet lag, travel recovery, and travel readiness.

To date, we have not generated revenue from our planned travel intelligence products. We launched our company website and have focused on establishing the technological and operational foundation necessary to develop and commercialize our initial product. We expect to use the net proceeds from this offering primarily for product development, software infrastructure, hosting and APIs, marketing and customer acquisition, and general working capital and administrative expenses.

We do not anticipate purchasing or selling any major plant or equipment, and we do not expect significant changes in our number of employees during the next twelve months. We currently have no employees and expect to rely on our sole officer and director, together with independent contractors and third-party service providers, to conduct our planned operations.

Following the commencement of this offering and during the twelve months thereafter, we intend to pursue the following objectives, consistent with the estimated allocation of proceeds presented in the “Use of Proceeds” section.

1. Product Development

(1st–12th months)

Estimated allocation: $25,000–$100,000

Our primary objective during the next twelve months is to continue development of the Adaptation Assistant, our initial travel intelligence product. Development activities are expected to include:

  development and refinement of travel adaptation algorithms;
  development of AI-powered travel assessment and recommendation functionality;
  development of the Jet Lag Impact Score and Adaptation Timeline features;
  development of Travel Readiness Assessment functionality;
  integration of travel and traveler profile information;
  testing and refinement of the service;
  development of the technical architecture required for future B2B integrations.

The scope and pace of development will depend on the amount of proceeds we receive from this offering.

2. Software Infrastructure, Hosting and APIs

(1st–12th months)

Estimated allocation: $5,000–$35,000

We intend to allocate a portion of the offering proceeds to the technical infrastructure necessary to develop, test, and operate our planned services. These expenses may include:

  cloud hosting and computing resources;
  software and development tools;
  third-party APIs and data services;
  database and data-processing infrastructure;
  cybersecurity and related technical services; and
  other technology infrastructure required to support development and future commercialization.

The amount allocated to these activities will depend on the development requirements of the Adaptation Assistant and the amount of proceeds raised.

3. Marketing and Customer Acquisition

(4th–12th months)

Estimated allocation: $10,000–$55,000

Following sufficient progress in product development, we intend to begin marketing and customer acquisition activities. Our initial focus will be on potential B2B customers and partners in the travel technology, airline, hospitality, corporate travel, and global mobility sectors.

Our planned activities may include:

  development of marketing materials and product demonstrations;
  digital marketing and promotional activities;
  direct outreach to potential business customers;
  participation in travel technology and industry events;
  development of partnerships and integration opportunities; and
  customer acquisition and business development activities.

Because our product has not yet been commercially launched, the timing and scope of these activities may change depending on product development progress and market response.

4. General Working Capital and Administrative Expenses

(1st–12th months)

Estimated allocation: $24,000–$99,000

We intend to use a portion of the net proceeds for general working capital and administrative expenses associated with operating the Company. These expenses may include:

  professional and consulting services;
  accounting and legal expenses;
  insurance and other corporate expenses;
  software and administrative tools;
  DTC eligibility and market-related costs; and
  other general working capital requirements.

A portion of the Company's available funds may also be used to satisfy ongoing public company reporting and compliance expenses.

Additional Financing

If we are unable to raise the full amount through this offering, our operations may be delayed, reduced, or scaled back. In particular, a lower level of proceeds may require us to prioritize the development of our Adaptation Assistant and essential technology infrastructure before expanding our marketing, customer acquisition, and other activities.

We may require additional financing to fully implement our business plan and continue our operations beyond the next twelve months. Even if we raise the full $300,000 in gross proceeds from this offering, the net proceeds after estimated offering expenses may not be sufficient to fund all of our planned activities indefinitely. Beyond the initial twelve-month period, we may require additional capital to continue product development, expand our technology infrastructure, increase marketing and customer acquisition activities, and support the growth of our business.

There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are unable to obtain additional financing when needed, we may be required to delay or reduce our planned activities, which could materially adversely affect our ability to develop and commercialize our products and may ultimately require us to suspend or cease operations.

Overview of Estimated Expenses for the Next Twelve-Month Period

Our estimated allocation of the net proceeds from this offering is presented in the “Use of Proceeds” section. The amount actually spent on each category may vary depending on the amount of proceeds raised, the progress of product development, market conditions, and our operating requirements.

If we sell 25% of the shares offered, we expect to receive approximately $75,000 in gross offering proceeds. If we sell 50%, 75%, or 100% of the shares offered, we expect to receive approximately $150,000, $225,000, or $300,000 in gross proceeds, respectively. The allocation of these proceeds will be adjusted based on the amount of capital raised, with priority given to product development, essential software infrastructure, and general working capital requirements.

Overview of estimated Expenses for the Next Twelve-Month Period

Description	If 25% shares sold	If 50% shares sold	If 75% shares sold	If 100% shares sold
Gross proceeds	$75,000	$150,000	$225,000	$300,000
Offering expenses	11,000	11,000	11,000	11,000
Net proceeds	64,000	139,000	214,000	289,000
Product Development	25,000	50,000	75,000	100,000
Software Infrastructure, Hosting and APIs	5,000	15,000	25,000	35,000
Marketing and Customer Acquisition	10,000	25,000	40,000	55,000
General Working Capital and Administrative Expenses	24,000	49,000	74,000	99,000
Total	64,000	139,000	214,000	289,000

Off-balance sheet arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Limited operating history

There is no historical financial information about us upon which to base an evaluation of our performance. We are in the start-up stage of operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

Need for additional capital

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing stockholder. The proceeds from this offering are intended to directly support our business plan, SEC reporting obligations, development, hiring of employees and contractors, and marketing and user acquisition initiatives.

Results of operations

For the Period from May 8, 2026 (Inception) to June 30, 2026

We were incorporated on May 8, 2026 and have adopted a June 30 fiscal year end. Accordingly, our first fiscal period covers only the period from May 8, 2026 (inception) to June 30, 2026, and no comparative prior period is presented. During the period, we incorporated the Company, prepared our business plan, entered into a Website Development Agreement, launched our corporate website at https://talyxor.com, issued 2,000,000 shares of common stock to our sole officer and director, and engaged in market research. The following discussion is based on our audited financial statements included elsewhere in this prospectus.

Revenue

We did not generate any revenue during the period from May 8, 2026 (inception) to June 30, 2026. We have not yet commercially launched our Adaptation Assistant, and we do not expect to generate revenue until our initial product is completed and offered to customers. There can be no assurance that we will ever generate revenue.

Operating Expenses

Our operating expenses for the period from May 8, 2026 (inception) to June 30, 2026 were $6,714 and consisted entirely of professional fees. Of this amount, $5,000 represents the portion of the $24,000 invoiced by our website developer, Rich-Star Smart Technology Co., Limited, that related to the planning and preliminary project stage and other activities that are not eligible for capitalization and was therefore expensed as incurred, and $214 represents legal fees for the formation of the Company, which were paid on our behalf by our sole officer and director, and $1,500 represents legal fees for the legal opinion letter issued by the Law Offices of Mont E. Tanner in connection with this registration statement on Form S-1, which were accrued and remained unpaid as of June 30, 2026. The remaining $19,000 invoiced by our website developer was capitalized as an intangible asset. No amortization or depreciation expense was recorded during the period (see Note 5 to our financial statements).

Net Loss

As a result of the foregoing, we recorded a net loss of $6,714, or $(0.09) per basic and diluted share, for the period from May 8, 2026 (inception) to June 30, 2026, based on a weighted average of 74,074 shares of common stock outstanding during the period.

We did not recognize any income tax benefit because we have established a full valuation allowance against our deferred tax asset of $1,410. As of June 30, 2026, we had an accumulated deficit of $6,714.

Expected Trends

We expect our operating expenses to increase substantially over the next twelve months as we develop the Adaptation Assistant, build out our software infrastructure, begin marketing and customer acquisition activities, and incur the legal, accounting, EDGAR filing and other costs associated with being a reporting company under the Securities Exchange Act of 1934. We also expect to begin recording amortization expense on our capitalized website development costs once the asset is placed in service. Because we do not expect to generate meaningful revenue until our initial product is commercially launched, we expect to continue to incur net losses for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2026, we had no cash and had not yet opened a bank account. Our total assets were $19,000, consisting entirely of capitalized website development costs, which are a non-current intangible asset. Our total liabilities were $17,714, all of which were current, consisting of accounts payable of $16,000 due to our website developer, accrued expenses of $1,500 for the legal opinion letter related to this registration statement and $214 due to our sole officer and director. As a result, we had a working capital deficit of $17,714 and total stockholder’s equity of $1,286 as of June 30, 2026. Our available cash resources are not sufficient to fund our planned operations for the next twelve months. We estimate that we will require gross funding of approximately $75,000 to implement our proposed operations and cover expenses during the next twelve months, including offering expenses and costs associated with maintaining our reporting status with the SEC.

Cash Flows

We did not have any cash receipts or cash disbursements during the period from May 8, 2026 (inception) to June 30, 2026. Accordingly, net cash used in operating activities, net cash used in investing activities and net cash provided by financing activities were each $0 for the period, and our cash balance was $0 at both the beginning and the end of the period.

Operating activities. Our net loss of $6,714 was fully offset by non-cash items, consisting of $214 of expenses paid by a related party on our behalf, a $5,000 increase in accounts payable and a $1,500 increase in accrued expenses for professional fees that had been incurred but not paid.

Investing activities. We did not pay any cash for investing activities. Website development costs of $19,000 were capitalized as intangible assets and were acquired on credit through accounts payable.

Financing activities. We did not receive any cash from financing activities. On June 29, 2026, we issued 2,000,000 shares of common stock to our sole officer and director for aggregate consideration of $8,000, which was applied in settlement of $8,000 of accounts payable, and our sole officer and director paid $214 of formation-related legal fees directly to a vendor on our behalf. Both transactions are reported as non-cash transactions in our statement of cash flows.

Equity and Related Party Financing

Since inception, we have issued 2,000,000 shares of common stock to our sole officer and director at a price of $0.004 per share, for aggregate consideration of $8,000. The consideration was applied in settlement of $8,000 of accounts payable to our website developer, and no cash was received by us. As of June 30, 2026, our sole officer and director had also advanced $214 to us under the interest-free loan agreement dated May 8, 2026 by paying formation-related legal fees on our behalf. This balance is unsecured, non-interest bearing and has no fixed repayment date. As of June 30, 2026, $99,786 remained available to us under the loan agreement.

Material Cash Requirements

As of June 30, 2026, our known material cash requirements consisted of: (i) accounts payable of $16,000 due to Rich-Star Smart Technology Co., Limited under our Website Development Agreement and accrued expenses of $1,500 due to the Law Offices of Mont E. Tanner for the legal opinion letter related to this registration statement; (ii) $214 due to our sole officer and director, which has no fixed repayment date and will not be repaid from the proceeds of this offering; (iii) estimated registration and offering costs of approximately $11,000; and (iv) the costs of implementing our twelve-month plan of operation described under “Plan of Operation” and “Use of Proceeds,” including the ongoing legal, accounting and filing costs of maintaining our reporting status with the SEC. We had no long-term debt, lease obligations or purchase commitments as of June 30, 2026, other than as described above. We expect to satisfy these requirements from the proceeds of this offering allocated to general working capital and, to the extent such proceeds are insufficient, from advances under the loan agreement with our sole officer and director.

We estimate our total registration and offering costs to be approximately $11,000. We are seeking to raise funds through this offering to finance our plan of operations. If offering proceeds are insufficient to cover our registration and offering costs and/or if we experience a shortage of funds, our sole officer and director, Yesica Carvajal Caicedo, has committed to extending an interest-free loan for a duration of five years, as detailed in the agreement between Yesica Carvajal Caicedo and Talyxor Corporation, which is attached as an exhibit to the Registration Statement of which this prospectus constitutes a part. Without this funding, we might be unable to execute our business plan. Consequently, we may be compelled to liquidate our business, resulting in potential losses for our investors. We advise you to take into consideration this risk when assessing the suitability of an investment in the Company. Such funds, if provided, may be used for operating expenses and professional fees, including accounting, legal, SEC reporting and compliance costs.

Short-Term Liquidity (Next 12 Months)

We currently have no cash. We believe that the net proceeds from this offering, together with any advances from. Carvajal Caicedo under the loan agreement described above, will be necessary to fund our planned operations for the next twelve months. The amount and timing of our expenditures will depend on the amount of proceeds we receive from this offering. If we are unable to raise sufficient proceeds and do not receive sufficient financial support from Ms. Carvajal Caicedo, we may be required to reduce or defer product development, limit marketing and customer acquisition activities, delay the engagement of contractors, and/or otherwise scale back our operations. We may also seek additional financing through equity or debt financings; however, there can be no assurance that such financing will be available on acceptable terms, or at all.

Long-Term Liquidity (Beyond 12 Months)

Beyond the next twelve months, we expect to require additional capital to continue product development, expand our technology infrastructure, increase marketing and customer acquisition activities, and meet ongoing SEC reporting and compliance obligations. Our long-term funding strategy is expected to consist of a combination of revenue generation, additional equity financings, debt financings, and/or strategic relationships. If we are unable to obtain additional financing or generate sufficient revenues from our planned products and services, we may be required to reduce or delay our planned activities or cease operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern. We have not generated revenue from our planned travel intelligence products, and our current cash resources are not sufficient to fund our planned operations for the next twelve months without proceeds from this offering, additional financing, customer revenues, or other sources of funding. We will need to raise additional capital to implement our business plan and continue operations.

The Company will be required to comply with the financial disclosure and reporting requirements applicable to public companies. Our management will need to devote additional time and resources to establishing and maintaining policies and procedures designed to comply with applicable regulatory requirements, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

These additional corporate governance and compliance responsibilities may reduce the time and resources available for implementing our business plan and may increase our operating expenses.

If we are unable to raise at least $75,000 in gross proceeds from this offering, we may be required to scale back, delay, or defer certain aspects of our twelve-month plan of operations. The extent to which we are able to implement our business plan will depend on the amount of capital we ultimately raise and our ability to obtain additional financing or generate revenues from our planned products.

Critical Accounting Estimates

Our financial statements are prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts reported. We consider the following estimates to be the most significant to our financial statements for the period from May 8, 2026 (inception) to June 30, 2026:

Capitalized website development costs. We capitalize costs incurred during the application and infrastructure development stage of our website in accordance with ASC 350-40 and ASC 350-50, and we expense costs incurred during the planning and preliminary project stage and the post-implementation and operating stage. Determining which costs are eligible for capitalization, the estimated useful life of the asset and whether the asset is impaired requires management’s judgment. Of the $24,000 invoiced by our website developer during the period, we capitalized $19,000 and expensed $5,000. If our business plan is not successful, we may be required to record an impairment charge for some or all of the capitalized amount.

Going concern. Management evaluates whether there is substantial doubt about our ability to continue as a going concern for one year from the date our financial statements are issued. This evaluation requires assumptions about the timing and amount of proceeds from this offering, advances from our sole officer and director and future expenditures, all of which are uncertain.

Deferred tax valuation allowance. We have recorded a full valuation allowance against our deferred tax asset of $1,410 because we have concluded that it is not more likely than not that the asset will be realized.

DESCRIPTION OF BUSINESS

Company Overview

Talyxor Corporation was incorporated in the State of Wyoming on May 8, 2026. We are a development-stage travel technology company focused on developing AI-powered travel intelligence solutions designed to support traveler adaptation, travel recovery, and travel readiness. To date, we have developed our business plan, issued 2,000,000 shares of our common stock to our sole officer and director in a private placement for aggregate non-cash consideration of $8,000, and launched our website at https://talyxor.com. Our current registration address is 1309 Coffeen Avenue STE 1200 Sheridan, WY 82801. This address is used to provide mail forwarding services. The Company does not maintain a physical corporate office in the United States. The Company’s day-to-day business operations are conducted primarily in Spain. Our telephone number is (839) 216-7531. Since our incorporation, we have completed organizational matters, prepared our business plan, and commenced initial operating activities.

On June 29, 2026, our sole officer and director subscribed for 2,000,000 shares of common stock for aggregate consideration of $8,000, which provided our initial capitalization. For the period from May 8, 2026 (inception) through June 30, 2026, our financial statements reflect a net loss of $6,714 and an accumulated deficit of $6,714 as of June 30, 2026. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We intend to use the net proceeds from this offering as our principal source of funding for the development and expansion of our planned travel technology business. Based on our current plan of operations, we estimate that we will require approximately $75,000 in gross funding to implement our planned operations during the twelve months following this offering. The amount and timing of expenditures will depend on the amount of proceeds we receive.

Our planned expenditures include SEC reporting and compliance costs, software infrastructure and hosting, development of the Adaptation Assistant, third-party APIs and technology tools, contractor and developer costs, marketing and customer acquisition, and general corporate and administrative expenses.

If we are unable to generate sufficient revenues from our planned products and services during this period, we may require additional financing to fund ongoing operations and maintain our reporting obligations with the Securities and Exchange Commission. We currently estimate that approximately $11,000 may be required for ongoing public-company reporting and compliance costs over the twelve-month period. There can be no assurance that additional financing will be available on acceptable terms, or at all.

If we sell fewer than 1,250,000 shares in this offering, representing gross proceeds of less than $75,000 at the offering price of $0.06 per share, we may need to reduce or delay certain planned activities, including product development, contractor engagements, marketing and customer acquisition.

We are not a “blank check” company as defined in Rule 419(a)(2) of Regulation C under the Securities Act of 1933, as amended. We have a specific business plan and purpose, and neither we, our officers and directors, nor any affiliates have engaged in discussions or negotiations with any third parties regarding a potential merger, acquisition, or similar transaction. Furthermore, we do not intend to utilize the company, once it becomes a reporting company, as a vehicle for a private entity to become publicly traded.

Our Business

We are a development-stage travel technology company focused on developing AI-powered travel intelligence solutions. Our primary focus is on developing and, once commercially launched, offering subscription-based SaaS applications and travel technology solutions designed to improve traveler well-being, optimize adaptation to new environments, and enhance performance during domestic and international travel.

Since inception, our activities have consisted of organizational planning, market analysis, corporate structure setup, the development and completion of our official corporate website (launched on June 23, 2026), pursuant to the Website Development Agreement filed as Exhibit 10.2 to this Registration Statement, and the ongoing development of our proprietary travel intelligence software. As of the date of this prospectus, our flagship service, the Adaptation Assistant, remains in development, and we have not yet generated any revenues from our planned travel technology operations.

Our planned business model is centered on a Business-to-Business (B2B) subscription-based Software-as-a-Service (SaaS) and software licensing model. We intend to use algorithms and behavioral analytics to transform travel itineraries and traveler parameters into actionable adaptation insights. As of the date of this prospectus, these planned capabilities remain under development and have not been commercially deployed. Over time, we intend to expand our services into a comprehensive Travel Intelligence Hub covering travel recovery, traveler productivity, global mobility support, and personalized travel optimization technologies.

We intend to position ourselves within the travel technology sector by emphasizing specialized travel adaptation intelligence, developer-friendly software integration, and personalized AI-powered recommendations. Our strategy is to launch and commercialize our flagship service following completion of development and testing, with an initial focus on establishing market adoption among travel platforms, airlines, corporate travel programs, and hospitality providers before potentially expanding into a broader suite of corporate mobility tools.

Planned Services:

  Adaptation Assistant (Currently in Development)

An AI-powered travel intelligence service currently in development and designed to help users prepare for, navigate, and recover from travel across multiple time zones. The planned service is expected to analyze travel itineraries, flight durations, departure and arrival times, and traveler sleep profiles to provide personalized adaptation schedules, light exposure guidance, and recommendations intended to support jet lag management and travel recovery.

  B2B SaaS Subscriptions and API Integrations

Planned subscription-based software and API capabilities designed to enable third-party travel booking platforms, airline services, hospitality ecosystems, and corporate travel software providers to integrate the Company's travel intelligence functionality. The Company expects to offer tiered monthly subscription plans, including Basic, Professional, and Business plans, subject to completion of development and commercialization.

  Corporate Travel & Mobility Analytics (Future Direction)

The Company intends to develop, as a future extension of its business, data-driven workforce mobility insights, traveler performance scoring models, administrative dashboards, and travel schedule optimization tools. tailored for organizations managing frequent business travelers and internationally mobile workforces.

  Travel Intelligence Hub (Future Direction)

An expanded suite of integrated solutions offering trip preparation analytics, travel wellness monitoring, multi-destination adaptation support, and recovery guidance across the global travel ecosystem.

Note on Regulatory Status: Our planned services are intended solely for informational and lifestyle purposes. They are not intended to provide medical advice, diagnosis, treatment, or healthcare services. Our planned recommendations are not intended to replace consultation with a qualified healthcare professional. We may be required to modify our products, features, marketing materials, or business practices if applicable laws, regulations, or regulatory interpretations change.

As a development-stage company with an unproven product line, we have a short operating history upon which to evaluate our business performance. There can be no assurance that our Adaptation Assistant service will achieve commercial success, that we will secure SaaS integration partners, or that we will generate sufficient revenue to sustain operations.

Industry Background

The Company operates within the broader travel technology and travel and tourism industries, with a particular focus on the application of artificial intelligence and software technologies to traveler adaptation and travel-related decision support.

The global Travel & Tourism industry represents a significant component of the global economy. According to the World Travel & Tourism Council (“WTTC”), Travel & Tourism contributed approximately $11.6 trillion to global GDP in 2025, representing approximately 9.8% of the global economy, and supported approximately 366 million jobs worldwide.¹

Air travel represents an important component of the global travel industry. According to the International Air Transport Association (“IATA”), total global passenger demand increased by 5.3% in 2025 compared with 2024, while international passenger demand increased by 7.1%. IATA also reported that the international passenger load factor reached 83.5% in 2025.²

Travel across multiple time zones may involve sleep disruption, travel fatigue, and difficulties adapting to local schedules. The Company believes that software capable of analyzing travel itineraries, time-zone changes, and traveler-specific information may provide opportunities to support travel preparation and adaptation. However, the Company's planned products have not yet been commercially launched, and there can be no assurance that the Company will successfully develop, commercialize, or achieve market acceptance for its planned services.

Artificial intelligence is increasingly being applied to travel and tourism technologies. Grand View Research estimates that the global artificial intelligence in tourism market was approximately $3.37 billion in 2024 and projects that it will reach approximately $13.87 billion by 2030, representing a compound annual growth rate of approximately 26.7% from 2025 to 2030. The research identifies transportation and mobility services, travel technology platforms and solution providers, and accommodation and hospitality providers among the principal end-use segments for AI in tourism.³

The Company expects to participate in this developing market through its planned AI-powered travel intelligence services. Its initial focus is the development and potential commercialization of the Adaptation Assistant, which is intended to analyze travel-related information and provide personalized recommendations relating to travel adaptation, sleep timing, and jet lag management. The Company intends to target travel technology platforms, airlines, hospitality providers, corporate travel programs, and other organizations that may seek to incorporate travel intelligence functionality into their products or services.

The travel technology and artificial intelligence markets are highly competitive and subject to rapid technological development. Larger and more established companies may have substantially greater financial, technical, marketing, and operational resources than the Company. In addition, there can be no assurance that demand for AI-powered travel adaptation technologies will develop as anticipated or that the Company will successfully compete in these markets.

Sources

¹ World Travel & Tourism Council (“WTTC”), Travel & Tourism Economic Impact Research: Global Trends Report(2026) https://wttc.org/research/economic-impact

² International Air Transport Association (“IATA”), Global Air Passenger Demand Increased 5.3% in 2025 (January 29, 2026). https://www.iata.org/en/pressroom/2026-releases/2026-01-29-02/

³ Grand View Research, Artificial Intelligence (AI) in Tourism Market Size, Share & Trends Analysis Report. https://www.grandviewresearch.com/industry-analysis/artificial-intelligence-ai-tourism-market-report

Our Products and Services

We currently have no fully commercialized software products available for purchase, reflecting our early development stage. Current operational efforts are focused on completing the core development, testing, and algorithmic refinement of our Adaptation Assistant service following the completion of our official website on June 23, 2026.

Our planned business model relies on flexible B2B SaaS subscription tiers designed to accommodate diverse corporate clients and platforms:

•	Basic Plan ($299 per month): Targeted at startups, independent developers, and small travel applications, offering Adaptation Assistant access for up to 10,000 requests per month.
•	Professional Plan ($899 per month): Targeted at growing travel applications and travel management providers, offering Adaptation Assistant access for up to 100,000 requests per month.
•	Business Plan ($2,499 per month): Targeted at established travel technology providers, airlines, and hospitality organizations, offering Adaptation Assistant access with unlimited request volume.

These pricing plans are currently planned offerings and may be modified before or after commercialization based on customer demand, operating costs, market conditions and other factors. There can be no assurance that we will offer these plans at the stated prices or that customers will subscribe to them.

Marketing and Distribution

Following commercialization of our planned services, we intend to market and distribute our products primarily through direct B2B sales, digital marketing, developer-oriented channels, and strategic industry partnerships.

Our planned marketing and distribution activities include:

•	Direct B2B Outreach: contacting travel technology companies, corporate travel providers, hospitality businesses and other potential customers.
•	Developer and API Channels: using developer documentation, online developer channels and, where appropriate, third-party API marketplaces to facilitate potential integrations.
•	Industry Partnerships: seeking relationships with travel technology companies, hospitality providers, travel management organizations and other industry participants.
•	Digital Marketing: using online advertising, professional networks, content marketing and other digital channels to develop awareness of our services.

Because our products have not yet been commercially launched, we have not established a customer base or demonstrated the effectiveness of these marketing channels.

Competition

The travel technology and SaaS markets are highly competitive. We expect to compete with companies offering travel planning software, corporate travel management systems, sleep and wellness applications, jet lag and travel adaptation tools, travel analytics solutions, and other AI-powered travel technologies.

We also may compete indirectly with internal technology teams of airlines, hospitality companies, travel management providers and other potential customers that may develop similar functionality themselves.

Many of these companies have greater financial, technical, marketing and operational resources, longer operating histories, established customer relationships and greater brand recognition than we do. Our Adaptation Assistant has not yet been commercially launched, and we have not established market share or demonstrated customer demand.

Our ability to compete successfully will depend on our ability to complete development, provide useful and reliable functionality, attract customers, establish integrations, maintain competitive pricing and continuously improve our technology. There can be no assurance that we will be able to compete successfully.

Insurance

We currently do not maintain commercial general liability, technology errors and omissions, cyber liability, or other material business insurance coverage. We intend to evaluate our insurance needs as our operations and commercial activities develop. However, there can be no assurance that we will obtain adequate insurance coverage or that such coverage, if obtained, will be sufficient to protect us from all potential liabilities.

If we incur a material liability that is not covered by insurance, our financial condition and ability to continue operations could be materially adversely affected.

Employees; Identification of Certain Significant Employees.

We are a development stage company and currently have no employees. Yesica Carvajal Caicedo, our sole officer and director, is a non-employee officer and director of the Company. We intend to hire employees on an as needed basis.

Office

Our current registration address is 1309 Coffeen Avenue STE 1200 Sheridan, WY 82801. This address is used to provide mail forwarding services. The Company does not maintain a physical corporate office in the United States. The Company’s day-to-day business operations are conducted primarily in Spain. Our telephone number is (839) 216-7531.

Government Regulation

We will be required to comply with all regulations, rules, and directives of governmental authorities and agencies applicable to our business in any jurisdiction which we would conduct activities.

LEGAL PROCEEDINGS

During the past ten years, none of the following occurred with respect to the President of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

The name, age and titles of our executive officer and director are as follows:

Name and Address of Executive Officer and/or Director	Age	Position
Yesica Carvajal Caicedo Av. del Portal de l'Angel 40, 08002 Barcelona, Spain	33	President, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer)

Yesica Carvajal Caicedo has served as our President, Treasurer, Secretary, and sole Director since our incorporation on May 8, 2026. Ms. Carvajal Caicedo owns 100% of the outstanding shares of our common stock. Accordingly, she was designated to serve as our President, Chief Executive Officer, Treasurer, Chief Financial Officer, Chief Accounting Officer, Secretary, and sole member of our board of directors.

From 2011 to 2015, Ms. Carvajal Caicedo attended Universidad Externado de Colombia in Bogota, Colombia, where she earned a degree in Tourism and Hotel Business Administration (Administracion de Empresas Turisticas y Hoteleras).

From 2015 to 2017, Ms. Carvajal Caicedo worked at Aviatur S.A.S. in Bogota, Colombia, initially serving as a Travel Consultant and subsequently as a Travel Operations Coordinator. In these positions, she was responsible for coordinating travel arrangements, assisting clients, and supporting the organization of domestic and international travel services.

From 2017 to 2021, Ms. Carvajal Caicedo worked in Italy at Alpitour S.p.A., a major Italian tourism and travel company. She served as a Travel Operations Specialist, supporting travel operations, supplier coordination, and customer service for international tourism services.

From 2021 to 2023 , Ms. Carvajal Caicedo joined Byhours, a Barcelona-based travel technology company, where she served as a Business Development Manager from 2021 to 2023. Her responsibilities included developing commercial partnerships, managing business relationships, and supporting the company's expansion in international markets.

From 2023 to 2025, Ms. Carvajal Caicedo worked at TravelPerk in Barcelona, Spain, initially serving as an Account Manager and subsequently as a Business Development Manager, where she was responsible for managing business relationships, developing new commercial opportunities, and supporting the growth of travel technology services. TravelPerk's include business development, account management, and business travel roles.

During the past ten years, Ms. Carvajal Caicedo has not been the subject to any of the following events:

1. Any bankruptcy petition filed by or against any business of which Ms. Carvajal Caicedo was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ms. Carvajal Caicedo ’s involvement in any type of business, securities or banking activities.

4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

5. Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

6. Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

7. Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a. Any Federal or State securities or commodities law or regulation; or

b. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

TERM OF OFFICE

Our director is appointed to hold office until the next annual meeting of our stockholders or until her respective successor is elected and qualified, or until she resigns or is removed from office. Our officers are appointed by our Board of Directors and hold office until removed by the Board or until their resignation.

DIRECTOR INDEPENDENCE

Our Board of Directors is currently composed of one member, Yesica Carvajal Caicedo, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of her family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has no committees. We do not have a standing nominating, compensation or audit committee.

EXECUTIVE COMPENSATION

MANAGEMENT COMPENSATION

The following tables set forth certain information about compensation paid, earned or accrued for services by our Executive Officer from inception on May 8, 2026 until June 30, 2026:

Summary Compensation Table

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	All Other Compensation ($)	Total ($)
Yesica Carvajal Caicedo, President, Secretary and Treasurer	May 8, 2026 (Inception) to June 30, 2026	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

There are no current employment agreements between the Company and its Officer.

Ms. Carvajal Caicedo currently devotes approximately thirty hours per week to manage the affairs of the Company. she has agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide management salaries. At this time, we cannot accurately estimate when sufficient revenues will occur to implement this compensation, or what the amount of the compensation will be.

There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

Director Compensation

The following table sets forth director compensation for the period from inception (May 8, 2026) to June 30, 2026:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	Other Compensation ($)	Total ($)
Yesica Carvajal Caicedo	-0-	-0-	-0-	-0-	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Yesica Carvajal Caicedo will not be paid for any underwriting services that she performs on our behalf with respect to this offering.

Other than Ms. Carvajal Caicedo ’s purchase of founders shares from the Company as stated below, there is nothing of value (including money, property, contracts, options or rights of any kind), received or to be received, by Ms. Carvajal Caicedo , directly or indirectly, from the Company.

On June 29, 2026, we issued a total of 2,000,000 shares of restricted common stock to Yesica Carvajal Caicedo, our sole officer and director, in consideration of $8,000 which are outstanding.

On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. We intend to utilize this agreement as a source of working capital, enabling the execution of essential business operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially (1) as of the date by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our director, and or (iii) our officer. Unless otherwise indicated, the stockholder listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Common Stock	Yesica Carvajal Caicedo Av. del Portal de l'Angel 40, 08002 Barcelona, Spain	2,000,000 shares of common stock (direct)	100

(1) A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As of the current filing date, there were 2,000,000 shares of our common stock issued and outstanding.

Future sales by existing stockholders

A total of 2,000,000 shares of common stock were issued to our sole officer and director, all of which are “restricted securities”, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale.

If we are not, and have never been, a shell company, the shares may become eligible for resale under Rule 144 after the applicable six-month holding period, provided that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days immediately before the sale and have filed the reports required by those provisions. Because Ms. Carvajal Caicedo is our sole officer, director and controlling stockholder and therefore is an affiliate of the Company, any sale by her under Rule 144 would also remain subject to the applicable current-public-information, volume, manner-of-sale and Form 144 notice requirements.

Rule 144(i) imposes additional restrictions on securities initially issued by a company that is, or previously was, a shell company. If we are determined to be a shell company or former shell company, expiration of the six-month holding period alone will not make Rule 144 available. In that circumstance, Rule 144 generally will not become available unless and until: (i) we have ceased to be a shell company; (ii) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) we have filed current information equivalent to the information required by Form 10 reflecting our status as an entity that is no longer a shell company; (iv) we have filed all reports and other materials required during the preceding twelve months, other than Form 8-K reports; and (v) at least one year has elapsed since the filing of the required Form 10 information.

The shares sold by the Company in this registered offering will not be restricted securities under the Securities Act. Nevertheless, there is currently no public market for our common stock, and purchasers may be unable to resell their shares. Future sales of substantial amounts of our common stock, including sales by Ms. Carvajal Caicedo if and when permitted under Rule 144, could reduce the market price of our common stock and impair our ability to raise capital.

There is no public trading market for our common stock. To be quoted on the OTC Markets Group's platforms a market maker must file an application on our behalf to make a market for our common stock. As of the date of this Registration Statement, we have not engaged a market maker to file such an application, that there is no guarantee that a market maker will file an application on our behalf, and that even if an application is filed, there is no guarantee that we will be accepted for quotation.

PLAN OF DISTRIBUTION

We are registering 5,000,000 shares of our common stock for sale at the price of $0.06 per share.

This is a self-underwritten offering. Ms. Carvajal Caicedo, our sole officer and director, will sell the shares on behalf of the Company directly to who she has existing personal or business relationships, including family, friends, business associates and acquaintances, with no commission or other remuneration payable to her for any shares they may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. In offering the securities on our behalf, Ms. Carvajal Caicedo will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Ms. Carvajal Caicedo will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1(ii), because she satisfies the following conditions:

1.       Our sole officer and director is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation in the offering; and,

 2.       Our sole officer and director will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.       Our sole officer and director is not, nor will she be at the time of her participation in the offering, an associated person of a broker-dealer; and

4.       Our sole officer and director meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) she is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months (other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii)).

Ms. Carvajal Caicedo does not intend to purchase any shares in this offering. This offering is self-underwritten, which means that it does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used. In the event a broker-dealer is retained by us to participate in the offering, we must file a post-effective amendment to the registration statement to disclose the arrangements with the broker-dealer, and that the broker-dealer will be acting as an underwriter and will be so named in the prospectus. Additionally, FINRA must approve the terms of the underwriting compensation before the broker-dealer may participate in the offering.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

The Company, Ms. Carvajal Caicedo and any other persons participating in the distribution will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and Regulation M. Regulation M may restrict certain activities involving our common stock during the distribution. We will bear all expenses of the offering, including legal, accounting, EDGAR filing, printing and mailing expenses.

Penny Stock Regulations

Our common stock is considered a "penny stock" as defined under Rule 3a51-1 of the Exchange Act because it will be offered at a price of less than $5.00 per share and does not qualify for statutory exemptions. The SEC has adopted rules (such as Rule 15g-9) that regulate broker-dealer sales practices in connection with transactions in penny stocks.

For secondary market transactions, these rules require broker-dealers to deliver a standardized risk disclosure document, obtain suitability determinations, and receive written agreements from prospective purchasers who are not established customers or "accredited investors.". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Procedures for Subscribing

This offering is being conducted on a direct, best-efforts basis with no minimum purchase requirement. If you decide to subscribe for any shares in this offering, you must:

a.	execute and deliver a subscription agreement; and

b.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Talyxor Corporation”. Upon acceptance of a subscription and receipt of cleared funds, the Company will deliver stock certificates or electronic book-entry confirmations representing the purchased common stock directly to the purchaser.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. As of filing date, there were 2,000,000 shares of our common stock issued and outstanding those were held by one registered stockholder of record and no shares of preferred stock issued and outstanding. Our sole officer and director, Yesica Carvajal Caicedo owns all 2,000,000 shares of our common stock currently issued and outstanding.

COMMON STOCK

The following is a summary of the material rights and restrictions associated with our common stock.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Wyoming for a more complete description of the rights and liabilities of holders of the Company’s securities.

PREFERRED STOCK

We do not have an authorized class of preferred stock.

WARRANTS

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

OPTIONS

We have not issued and do not have any outstanding options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with Talyxor Corporation or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Boladale Lawal & Co (Chartered Accountants), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Boladale Lawal & Co (Chartered Accountants) has presented its report with respect to our audited financial statements.

LEGAL MATTERS

Law Offices of Mont E. Tanner has opined on the validity of the shares of common stock being offered hereby.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus constitutes part of the registration statement and does not contain all of the information included in the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit are summaries and are qualified in their entirety by reference to the complete document.

Upon effectiveness of the registration statement, we will become subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934 and will be required to file annual reports, quarterly reports and current reports with the SEC. Our registration statement, its exhibits and our future SEC reports will be available electronically through the SEC’s EDGAR database at www.sec.gov. Information on the SEC’s website is not incorporated by reference into this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

 FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by us and audited by Boladale Lawal & Co (Chartered Accountants).

Our financial statements from inception (May 8, 2026) to June 30, 2026, immediately follow:

TALYXOR CORPORATION

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Talyxor Corporation.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Talyxor Corporation. (the "Company") as of June 30, 2026, the related statements of operations, changes in shareholders' equity and cash flows, for the period May 8, 2026 (Inception) through June 30, 2026, and the related notes (collectively referred to as the "financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026, and the results of its operations and its cash flows for the period May 8, 2026 (inception) through June 30, 2026, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $(6,714). The continuation of the Company as a going concern is dependent upon ability to raise additional capital and implement its business plan. Management believes the existing shareholders or external fund providers will provide the additional cash to meet the Company’s obligations as they become due. These factors raise substantial doubt about the Company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern Uncertainty – See also Going Concern Uncertainty explanatory paragraph above:

As described in Note 3 to the financial statements, the Company has operating losses. Furthermore, the company has not generated revenue to cover its operating expenses since the inception of business. The ability of the Company to continue as a going concern is dependent upon ability to raise additional capital and implement its business plan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The procedures performed to address the matter included:

(i)	We inquired of executive officers, and key members of management, of the Company, regarding factors that would have an impact on the Company’s ability to continue as a going concern,
(ii)	We evaluated management’s plan for addressing the adverse effects of the conditions identified, including assessing the reasonableness of forecasted information and underlying assumptions by comparing to actual results achieved to date, and utilizing our knowledge of the entity, its business and management in considering liquidity needs and the Company’s ability to generate sufficient cash flow,
(iii)	We assessed the possibility of raising additional debt or credit,
(iv)	We evaluated the completeness and accuracy of disclosures in the financial statements.

 /S/ Boladale Lawal

Boladale Lawal & CO (PCAOB ID 6993)

We have served as the Company’s auditor since 2026

Lagos, Nigeria

October 16, 2026

TALYXOR CORPORATION

BALANCE SHEET

As of June 30, 2026

As of June 30, 2026
ASSETS
Current Assets:
Cash and cash equivalents	$-
Total current assets	-

Non-Current Assets:
Intangible assets, net	$19,000
Total non-current assets	19,000

TOTAL ASSETS	$19,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$16,000
Accrued expenses	1,500
Due to related party	214
Total current liabilities	17,714

TOTAL LIABILITIES	$17,714

Stockholders' Equity:
Common stock; 75,000,000 shares authorized, $0.001 par value as of June 30, 2026, 2,000,000 shares issued and outstanding.	$2,000
Additional paid-in capital	6,000
Accumulated deficit	$(6,714)
TOTAL STOCKHOLDERS' EQUITY	$1,286

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,000

The accompanying notes are an integral part of these financial statements.

TALYXOR CORPORATION

STATEMENT OF OPERATIONS

For the period from May 8, 2026 (inception) to June 30, 2026

For the period from May 8, 2026 (inception) to June 30, 2026
REVENUE	$-

OPERATING EXPENSES
Professional fees	$6,714
Total operating expenses	$6,714

NET LOSS FROM OPERATIONS	$(6,714)

LOSS BEFORE INCOME TAXES	$(6,714)
Income Tax Expense	-
NET LOSS	$(6,714)

Basic and Diluted Net Loss per Common Share	$(0.09)
Weighted-Average Number of Common Shares Outstanding — basic and diluted	74,074

The accompanying notes are an integral part of these financial statements.

TALYXOR CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM May 8, 2026 (inception) TO June 30, 2026

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance as of May 8, 2026 (inception)	-	$-	$-	$-	$-
Shares issued on June 29, 2026 (Note 4)	2,000,000	2,000	6,000	-	8,000
Net loss	-	-	-	(6,714)	(6,714)
Balance as of June 30, 2026	2,000,000	$2,000	$6,000	$(6,714)	$1,286

The accompanying notes are an integral part of these financial statements.

TALYXOR CORPORATION

STATEMENT OF CASH FLOWS

For the period from May 8, 2026 (inception) to June 30, 2026

For the period from May 8, 2026 (inception) to June 30, 2026
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related party on behalf of the Company	214
Changes in operating assets and liabilities:
Accounts payable	5,000
Accrued expenses	1,500
Net cash used in Operating Activities	$-

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to intangible assets	$-
Net cash used in Investing Activities	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	$-
Related-party loan	-
Net cash provided by Financing Activities	$-

Change in cash and equivalents	-
Cash at beginning of period	$-
Cash at end of period	$-

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period:
Interest paid	$-
Income taxes paid	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Intangible assets acquired through accounts payable	$19,000
Professional fees paid by related party on behalf of the Company	$214
Common stock issued in settlement of accounts payable	$8,000

The accompanying notes are an integral part of these financial statements.

TALYXOR CORPORATION

NOTES TO THE FINANCIAL STATEMENTS AS OF JUNE 30, 2026

NOTE 1 - ORGANIZATION AND OPERATIONS

TALYXOR CORPORATION (“Company”) was incorporated on May 8, 2026 under the laws of Wyoming. The Company operates in the travel technology sector and is focused on developing AI-powered solutions designed to improve traveler adaptation, support well-being, and enhance travel experiences. As of June 30, 2026, the Company had not yet commenced revenue-generating operations.

The Company has adopted a June 30 fiscal year end. The accompanying financial statements present the financial position of the Company as of June 30, 2026 and its results of operations and cash flows for the period from May 8, 2026 (inception) to June 30, 2026. Because the Company was incorporated on May 8, 2026, no comparative prior-year period is presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and with the instructions to Form S-1 and Article 8 of Regulation S-X. They are presented in U.S. dollars. The Company has adopted a June 30 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates include the determination of the amounts of software development costs eligible for capitalization and the estimated useful lives over which those costs are amortized. Actual results could differ from those estimates.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management evaluates the Company’s ability to continue as a going concern for a period of one year from the date the financial statements are issued. This evaluation includes consideration of the Company’s current financial condition, results of operations, available liquidity, and other relevant conditions and events.

Cash

Cash consists of funds held in the Company’s bank accounts and available for use in operations. As of June 30, 2026, the Company had no cash and had not yet opened a bank account. All expenditures during the period were funded by a related party or incurred on credit.

Fair Value of Financial Instruments

The Company follows ASC 820, Fair Value Measurement, which establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable inputs other than Level 1 quoted prices; and Level 3 inputs are unobservable inputs.

The Company's financial instruments consist of accounts payable, accrued expenses and the amounts due to a related party. The carrying amounts of these instruments approximate their fair values due to their short-term nature. The Company did not hold any assets or liabilities measured at fair value on a recurring or non-recurring basis as of June 30, 2026.

Intangible Assets

The Company capitalizes costs incurred to acquire or develop internal-use software in accordance with ASC 350-40, Internal-Use Software, and costs incurred to develop its website in accordance with ASC 350-50, Website Development Costs. Costs incurred during the planning and preliminary project stage and during the post-implementation and operating stage are expensed as incurred, while costs incurred during the application and infrastructure development stage are capitalized.

Capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, commencing when the asset is substantially complete and ready for its intended use. The Company has determined the estimated useful life of the website to be 60 months. As of June 30, 2026, the asset had not yet been placed in service and, accordingly, no amortization was recorded during the period.

The Company reviews intangible assets for impairment in accordance with ASC 360-10-35 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment loss was recognized during the period from May 8, 2026 (inception) to June 30, 2026. See Note 5.

Start-Up Costs

In accordance with ASC 720-15, Start-Up Costs, costs of start-up activities, including organization costs, state incorporation and filing fees, registered agent fees, and similar pre-operating expenditures, are expensed as incurred. Start-up costs of $214, consisting of legal fees for the formation of the Company, were expensed as professional fees in the period from May 8, 2026 (inception) to June 30, 2026.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. As of June 30, 2026, the Company held no cash and therefore was not exposed to credit risk with respect to cash balances.

Revenue Recognition

As of the date of these financial statements, the Company has not commenced revenue-generating operations and has not recognized any revenue since inception. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, under which revenue is recognized in an amount that reflects the consideration the Company expects to receive in exchange for transferring promised goods or services to customers.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by the relevant taxing authority, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense. See Note 9.

Segment Reporting

The Company follows ASC 280, Segment Reporting, as amended by ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which the Company adopted effective from inception. Operating segments are components of an entity for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment and a single reportable segment.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

The Company identifies related parties in accordance with ASC 850, Related Party Disclosures. Related parties include the Company's directors, executive officers, principal stockholders, and members of their immediate families, as well as entities that such persons control or can significantly influence, and entities under common control with the Company. The Company reviews its transactions and outstanding balances to identify those involving related parties and discloses material related party transactions, including the nature of the relationship, a description of the transactions, the dollar amounts involved, and amounts due to or from related parties as of the balance sheet date, in the notes to the financial statements.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section ASC 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants. As of June 30, 2026, the Company had no outstanding options, warrants or other potentially dilutive instruments.

Accounts Payable and Accrued Expenses

Accounts payable represent amounts owed to vendors for goods and services received and are recognized at the invoiced amount. As of June 30, 2026, accounts payable of $16,000 consisted of the unpaid balance due to Rich-Star Smart Technology Co., Limited under the agreement described in Note 8. Accrued expenses represent obligations for services received that have not yet been paid and are recognized at the amount expected to be paid. As of June 30, 2026, accrued expenses of $1,500 consisted of legal fees for the legal opinion letter issued by the Law Offices of Mont E. Tanner in connection with the Company’s registration statement on Form S-1.

Recent Accounting Pronouncements

Management has evaluated recently issued accounting pronouncements through the date these financial statements were available to be issued and does not believe that any pronouncement issued but not yet effective, if currently adopted, would have a material effect on the Company’s financial statements, other than as described below.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, as clarified by ASU 2025-01 issued in January 2025, which requires public business entities to disclose, in the notes to the financial statements, disaggregated information about certain income statement expense captions, including amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted, and may be applied prospectively or retrospectively. The Company is currently evaluating the impact of this guidance and expects it to result in expanded disclosures but to have no effect on its financial position, results of operations, or cash flows.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for estimating expected credit losses on current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material effect on its financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the recognition guidance for costs of internal-use software, including software developed under modern, iterative development methods. The amendments are effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its accounting for capitalized software costs described in Note 5.

Other recently issued accounting pronouncements are not expected to have a material effect on the Company’s financial statements.

NOTE 3 – GOING CONCERN

The financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had no revenue for the period from May 8, 2026 (inception) to June 30, 2026, incurred a net loss of $6,714 for the period, had an accumulated deficit of $6,714 as of June 30, 2026, had no cash and a working capital deficit of $17,714 as of June 30, 2026. Although the Company had total stockholders’ equity of $1,286 as of June 30, 2026, these factors raise substantial doubt about the Company's ability to continue as a going concern. The Company is attempting to commence full-scale operations and generate sufficient revenue; however, the Company currently has no cash resources to support its daily operations. Management intends to raise additional funds by way of a public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.

The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ EQUITY

Upon formation, the total number of shares of all classes of stock which the Company is authorized to issue is 75,000,000 (seventy-five million) shares of Common Stock, par value $0.001 per share.

On June 29, 2026, the Company issued 2,000,000 shares of common stock to Yesica Carvajal Caicedo, the Company’s sole officer and director, at a price of $0.004 per share, for aggregate consideration of $8,000. Of the total consideration, $2,000, representing the par value of the shares issued, was recorded as common stock, and the excess of the purchase price over par value of $6,000 was recorded as additional paid-in capital.

No other equity transactions occurred during the period from May 8, 2026 (inception) to June 30, 2026. As of June 30, 2026, there were 2,000,000 shares of common stock issued and outstanding, and the Company’s total stockholders’ equity of $1,286 consisted of common stock of $2,000, additional paid-in capital of $6,000 and an accumulated deficit of $6,714. No preferred stock has been authorized or issued.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of capitalized costs of the Company’s website acquired from Rich-Star Smart Technology Co., Limited and are composed of the following:

June 30, 2026
Website development costs	$19,000
Total intangible assets, at cost	19,000
Less: accumulated amortization	-
Intangible assets, net	$19,000

As of June 30, 2026, the asset had not yet been placed in service; accordingly, no amortization expense was recognized for the period from May 8, 2026 (inception) to June 30, 2026, and accumulated amortization as of June 30, 2026 was $nil. Upon commencement, the asset will be amortized on a straight-line basis over its estimated useful life of 60 months, resulting in expected annual amortization of approximately $317.

NOTE 6 – RELATED-PARTY TRANSACTIONS

The Company’s related party is Yesica Carvajal Caicedo, who serves as the Company’s President and sole officer and director and, as of June 30, 2026, holds 2,000,000 shares of the Company’s common stock, representing 100% of the shares issued and outstanding, and is therefore the Company’s controlling stockholder.

Name	Relationship with the Company	Ownership as of June 30, 2026
Yesica Carvajal Caicedo	President, sole officer and director, and controlling stockholder	2,000,000 shares of common stock (100% of shares issued and outstanding)

On May 8, 2026 we entered into an unsecured, non-interest-bearing loan agreement with our President and Director, Yesica Carvajal Caicedo. According to this agreement, Ms. Carvajal Caicedo will provide financial support to the company, as needed, up to a total of $100,000 over the subsequent five years, ending May 7, 2031. Before maturity, the Company is required to make repayments from operating revenues upon achieving material net income and may voluntarily prepay outstanding amounts without penalty upon prior written notice. Any principal remaining outstanding on May 7, 2031 must be repaid in full within ten business days after that date. As of June 30, 2026, Ms. Carvajal Caicedo had advanced $214 by paying Company formation expenses directly to a third-party vendor, leaving $99,786 available under the agreement.

During the period from May 8, 2026 (inception) to June 30, 2026, Ms. Carvajal Caicedo paid a total of $214 directly to a third-party vendor (Wyoming LLC Attorney) on the Company’s behalf in respect of legal fees relating to the formation of the Company. No cash was advanced directly to the Company. Movements in the balance due to the related party were as follows:

Amount
Balance as of May 8, 2026 (inception)	$-

Cash advanced to the Company during the period	-
Amounts paid directly to vendors on behalf of the Company	214
Balance as of June 30, 2026	$214

Related party	Nature of balance	Terms	June 30, 2026
Yesica Carvajal Caicedo	Amounts paid to vendors on behalf of the Company	Unsecured, non-interest bearing, repayable by the Company from future revenues; no fixed due date	$214
Total due to related party			$214

The balance is unsecured, non-interest bearing and has no set terms of interim repayment. In accordance with the interest free loan agreement, the amounts advanced are to be repaid by the Company from revenues from operations, with no fixed due date; accordingly, the balance is classified as a current liability. The Company has not provided any guarantees, collateral or other security in respect of this balance, and no interest has been imputed, as the effect of imputation would be immaterial. Other than the share issuance described in Note 4, there were no other related-party transactions or balances during the period from May 8, 2026 (inception) to June 30, 2026 or as of June 30, 2026.

NOTE 7 — SEGMENT REPORTING

The Company operates as a single operating segment and a single reportable segment. The Company's chief operating decision maker ("CODM") is Yesica Carvajal Caicedo, the Company's President and sole officer and director.

The CODM assesses performance and makes resource allocation decisions for the Company as a whole using net loss as reported in the accompanying statement of operations, which is the measure of segment profit or loss. The CODM uses net loss to monitor the Company's expenditures against available resources and to determine the timing and amount of funding required to advance the Company's development activities.

The significant expense categories regularly provided to and reviewed by the CODM are the same as those presented in the accompanying statement of operations. For the period from May 8, 2026 (inception) to June 30, 2026, segment expenses consisted of professional fees of $6,714, of which $5,000 related to services rendered by Rich-Star Smart Technology Co., Limited, $214 related to legal fees for the formation of the Company and $1,500 related to legal fees for the legal opinion letter in connection with the Company’s registration statement on Form S-1. There were no other significant segment expenses and no other segment items for the period. The Company had no revenue during the period presented.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Contractual commitments

On June 1, 2026, the Company entered into a website development agreement with Rich-Star Smart Technology Co., Limited for the development of the Company's website, with a total contract price of $24,000. On June 23, 2026, Rich-Star Smart Technology Co., Limited invoiced the Company a total of $24,000 under the agreement. Of this amount, $19,000 was capitalized as intangible assets (see Note 5) and $5,000, representing costs incurred in the planning, preliminary project and post-implementation and operating stages, was expensed as professional fees. On June 29, 2026, $8,000 of the amount invoiced was settled through the issuance of common stock as described in Note 4, and the remaining $16,000 was outstanding and included in accounts payable as of June 30, 2026. The remaining commitment under the agreement as of June 30, 2026 was $nil.

Litigation

The Company was not subject to any legal proceedings during the period from May 8, 2026 (inception) to June 30, 2026 and no legal proceedings are currently pending or threatened to the best of our knowledge.

NOTE 9 – INCOME TAXES

The Company has no tax position at June 30, 2026, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period presented. The Company had no accruals for interest and penalties at June 30, 2026. The Company’s utilization of any net operating loss carryforward may be unlikely as a result of its intended activities.

The income tax provision differs from the amount of income tax determined by applying the statutory income tax rates to pretax loss from continuing operations for the period from May 8, 2026 (inception) to June 30, 2026, due to the following:

Period from May 8, 2026 (inception) to June 30, 2026
Income tax benefit at federal statutory rate (21%)	$(1,410)
Change in valuation allowance	1,410
Income tax provision	$—

Expressed as a percentage of pretax loss, the reconciliation of the statutory rate to the effective rate is as follows:

Period from May 8, 2026 (inception) to June 30, 2026
Federal statutory income tax rate	21.0%
Change in valuation allowance	(21.0)%
Effective income tax rate	0.0%

The provision for Federal income tax consists of the following:

Period from May 8, 2026 (inception) to June 30, 2026
Current:
Federal	$—
State	—
Deferred:
Federal	(1,410)
Change in valuation allowance	1,410
Provision for income taxes	$—

The Company’s net deferred tax asset consists of the following:

June 30, 2026
Net operating loss carryforward	$6,714
Effective tax rate	21%
Deferred tax asset	1,410
Less: valuation allowance	(1,410)
Net deferred tax asset	$—

Net operating loss carryforwards generated may be carried forward indefinitely, subject to the limitation that their utilization in any year cannot exceed 80% of taxable income. Utilization of net operating loss carryforwards may be further limited under Internal Revenue Code Section 382 in the event of an ownership change. Management has established a full valuation allowance against the deferred tax asset, as realization is not considered more likely than not.

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date through October 16, 2026, the date when the financial statements were available to be issued, to determine if they must be reported. Management of the Company determined that there were no reportable subsequent events to be disclosed.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$42.00
Auditor Fees and Expenses	$8,000.00
Legal Fees and Expenses	$1,500.00
EDGAR fees	$1,458.00
TOTAL	$11,000

(1) All amounts are estimates, other than the SEC’s registration fee.

ITEM 14. INDEMNIFICATION OF DIRECTOR AND OFFICERS

Talyxor Corporation’s Bylaws allow for the indemnification of the officer and/or director in regards each such person carrying out the duties of her office. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if she has met the applicable standard of conduct set forth under the laws of the State of Wyoming.

As to indemnification for liabilities arising under the Securities Act of 1933, as amended, for a director, officer and/or person controlling Talyxor Corporation, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration ($)
Yesica Carvajal Caicedo Av. del Portal de l'Angel 40, 08002 Barcelona, Spain	June 29, 2026	2,000,000	8,000

We issued the foregoing restricted shares of common stock to our sole officer and director pursuant to Section 4(a)(2) of the Securities Act of 1933. Ms. Carvajal Caicedo is a sophisticated investor, is our sole officer and director, and is in possession of all material information relating to us. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
5.1	Legal Opinion of Law Offices of Mont E. Tanner
10.1	Loan Agreement
10.2	Website Development Agreement, dated June 1, 2026
23.1	Consent of Boladale Lawal & Co (Chartered Accountants)
99.1	Subscription Agreement
107	Calculation of Filing Fee Tables

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

	a.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

	a.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 16, 2026.

TALYXOR CORPORATION

By:	/s/ Yesica Carvajal Caicedo
Name:	Yesica Carvajal Caicedo
Title:	President, Treasurer and Secretary
(Principal Executive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Yesica Carvajal Caicedo
Yesica Carvajal Caicedo	President, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer)	October 16, 2026